Exhibit 3.3

STATE OF DELAWAREE

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF

RDE, INC.

RDE, Inc. (the “Corporation”), a Delaware corporation, does hereby certify that the following amendment to the Corporation’s Certificate of Incorporation to change Article First to change the name of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law, as follows:

FIRST: Name: The name of the corporation is Giftify, Inc.

IN WITNESS WHEREOF, the Corporation has made the foregoing Amendment to the Certificate of Incorporation and the President has hereunto set his hand as of the 12th day of September, 2024.

RDE, INC.

By:	/s/ Ketan Thakker
Ketan Thakker, President and CEO